Exhibit 99.1
Coca-Cola Reports First Quarter 2025 Results

Global Unit Case Volume Grew 2%

Net Revenues Declined 2%;
Organic Revenues (Non-GAAP) Grew 6%

Operating Income Grew 71%;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 10%

Operating Margin was 32.9% versus 18.9% in the Prior Year;
Comparable Operating Margin (Non-GAAP) was 33.8% versus 32.4% in the Prior Year

EPS Grew 5% to $0.77; Comparable EPS (Non-GAAP) Grew 1% to $0.73

ATLANTA, April 29, 2025 – The Coca-Cola Company today reported first quarter 2025 results. “Our performance this quarter once again demonstrates the effectiveness of our all-weather strategy,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “Despite some pressure in key developed markets, the power of our global footprint allowed us to successfully navigate a complex external environment. By remaining true to our purpose and staying close to the consumer, we are confident in our ability to create enduring long-term value.”

Highlights

Quarterly Performance
•Revenues: Net revenues declined 2% to $11.1 billion, driven by currency headwinds and the impact of refranchising bottling operations. Organic revenues (non-GAAP) grew 6% and included 5% growth in price/mix and a 1% increase in concentrate sales. Concentrate sales were 1 point behind unit case volume, primarily due to two fewer days in the quarter, partially offset by the timing of concentrate shipments.
•Operating margin: Operating margin was 32.9%, and comparable operating margin (non-GAAP) was 33.8%. Operating margin performance included items impacting comparability as well as currency headwinds. Comparable operating margin (non-GAAP) expansion was driven by organic revenue (non-GAAP) growth, effective cost management, the timing of marketing investments and the impact of refranchising bottling operations, partially offset by currency headwinds.
•Earnings per share: EPS grew 5% to $0.77 and included the impact of a 9-point currency headwind. Comparable EPS (non-GAAP) grew 1% to $0.73 and included the impact of a 5-point currency headwind.
•Market share: The company gained value share in total nonalcoholic ready-to-drink (“NARTD”) beverages.

•Cash flow: Cash flow used in operations was $5.2 billion. Free cash flow (non-GAAP) declined approximately $5.7 billion versus the prior year, resulting in negative free cash flow (non-GAAP) of approximately $5.5 billion. Both decreased versus the prior year due to $6.1 billion of the contingent consideration payment made during the quarter in conjunction with the acquisition of fairlife, LLC (“fairlife”) in 2020 (“fairlife contingent consideration payment”). Free cash flow excluding the fairlife contingent consideration payment (non-GAAP) was $558 million.

Company Updates
•Capturing compelling geographic opportunities with a local approach: To capitalize on the vast opportunities in developing and emerging markets, where approximately 80% of the world’s population resides, the company is focusing on continuously improving its marketing, innovation, revenue growth management and integrated execution capabilities with system partners across local markets. The Maha Kumbh Mela festival in India occurs every 144 years and is considered the world’s largest in-person gathering with an estimated 660 million attendees in 2025. For the first time in the company’s history, the system intensified an integrated activation consisting of hundreds of refreshment zones, approximately 1,400 mobile stations and a world-record-long 100 cooler-door wall, leading to over 180 million servings consumed during the gathering. In China, during the Lunar New Year, activations featured Trademark Coca-Cola, Sprite and Minute Maid. The system launched occasion-based marketing campaigns, drove affordability and stepped-up execution in away-from-home channels, contributing to high single-digit volume growth in the quarter. In Türkiye, the company continued its “Made in, Made by” campaign to emphasize the local essence of the company’s products, including production and distribution by its system. By focusing on the local nature and economic impact of its business and community investment, the company built more trust with consumers, achieving double-digit volume growth and gaining value share in the market for the quarter.
•Innovating across a portfolio of local, regional and global brands: The company’s total beverage portfolio, which includes 30 billion-dollar brands, serves consumers across countries, categories and channels. By elevating its use of consumer insights, the company is better understanding and responding to consumer need states at the local level. For instance, consumers are increasingly seeking great-tasting beverages with added nutrition. The company’s fairlife trademark, which includes lactose-free ultra-filtered milk and high-protein Core Power and Nutrition Plan, continues to achieve strong volume growth. Leveraging the success of Simply, a premium juice brand, the company launched Simply Pop, its first prebiotic soda, in select regions and channels across the United States demonstrating its commitment to innovation in local markets. In India, Trademark Coca-Cola and Thums Up, a cherished regional brand, are fueling consumers and contributed to double-digit volume growth for the market in the first quarter. Globally, the company is addressing consumers’ need for refreshing moments with its ready-to-drink tea offerings. The tea portfolio includes brands such as Fuze Tea in over 80 markets, Gold Peak in North America and Ayataka in Japan. During the first quarter, the company extended its global leadership position in the ready-to-drink tea category, delivering share gains in both volume and value. This strategic execution across markets ensures the company is delivering what consumers are seeking, whether through global or local favorites.

Operating Review – Three Months Ended March 28, 2025
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	1	5	(5)	(3)	(2)	6	2
Europe, Middle East & Africa	1	6	(6)	0	1	7	3
Latin America	(3)	16	(16)	0	(3)	13	0
North America	(4)	8	0	0	3	3	(3)
Asia Pacific	8	(1)	(6)	(5)	(4)	7	6
Bottling Investments	(1)	3	(3)	(18)	(20)	2	(17)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	71	67	(6)	10
Europe, Middle East & Africa	(1)	(4)	(6)	8
Latin America	(4)	(6)	(16)	18
North America	170	165	0	4
Asia Pacific	(5)	(8)	(4)	7
Bottling Investments	(24)	1	(5)	(21)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	5	4	(5)	6

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.

In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 2%, led by India, China and Brazil. Performance included the following:
◦Sparkling soft drinks grew 2%. Trademark Coca-Cola grew 1%, primarily driven by growth in Europe, Middle East and Africa as well as Asia Pacific. Coca-Cola Zero Sugar grew 14%, driven by growth across all geographic operating segments. Sparkling flavors grew 2%, primarily driven by growth in Asia Pacific.
◦Juice, value-added dairy and plant-based beverages grew 1%, primarily driven by growth in Asia Pacific.
◦Water, sports, coffee and tea grew 2%. Water grew 3%, driven by growth in Asia Pacific, Latin America and Europe, Middle East and Africa. Sports drinks declined 1%, primarily driven by declines in Latin America and Asia Pacific. Coffee declined 2%, primarily driven by declines in Asia Pacific and Europe, Middle East and

Africa. Tea was even, as growth in Asia Pacific and Europe, Middle East and Africa was offset by declines in Latin America and North America.
•Price/mix grew 5%, primarily driven by pricing actions in the marketplace, partially offset by unfavorable mix. The impact from markets experiencing intense inflation contributed less in the first quarter of 2025 versus the prior year. Concentrate sales were 1 point behind unit case volume, primarily due to two fewer days in the quarter, partially offset by the timing of concentrate shipments.
•Operating income grew 71%, which included items impacting comparability and currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 10%, driven by organic revenue (non-GAAP) growth across all operating segments, effective cost management and the timing of marketing investments.

Europe, Middle East & Africa
•Unit case volume grew 3%, primarily driven by growth in Trademark Coca-Cola and sparkling flavors.
•Price/mix grew 6%, primarily driven by pricing actions in the marketplace. Concentrate sales were 2 points behind unit case volume, primarily due to two fewer days in the quarter, partially offset by the timing of concentrate shipments.
•Operating income declined 1%, which included items impacting comparability and a 9-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 8%, primarily driven by organic revenue (non-GAAP) growth, partially offset by higher input costs and marketing investments.
•The company gained value share in total NARTD beverages, led by Romania, Egypt and Türkiye.

Latin America
•Unit case volume was even, as growth in Trademark Coca-Cola and water, sports, coffee and tea was offset by a decline in sparkling flavors.
•Price/mix grew 16%, driven by pricing actions in the marketplace, timing of investments and favorable mix. Concentrate sales were 3 points behind unit case volume, primarily due to two fewer days in the quarter and the timing of concentrate shipments.
•Operating income declined 4%, which included items impacting comparability and a 22-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 18%, primarily driven by organic revenue (non-GAAP) growth, partially offset by higher input costs.
•Value share in total NARTD beverages for the company was even as gains in Argentina and Brazil were offset by declines in Chile and Mexico.

North America
•Unit case volume declined 3%, primarily driven by declines in Trademark Coca-Cola and water, sports, coffee and tea.
•Price/mix grew 8%, driven by pricing actions in the marketplace and favorable mix. Concentrate sales were 1 point behind unit case volume, primarily due to two fewer days in the quarter, partially offset by the timing of concentrate shipments.
•Operating income grew 170%, which included items impacting comparability and a 1-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 4%, primarily driven by organic revenue (non-

GAAP) growth, partially offset by higher input costs and marketing investments.
•The company gained value share in total NARTD beverages, led by juice, value-added dairy and plant-based beverages.

Asia Pacific
•Unit case volume grew 6%, driven by growth across all global beverage categories.
•Price/mix declined 1%, as pricing actions in the marketplace were more than offset by unfavorable mix. Concentrate sales were 2 points ahead of unit case volume, primarily due to the timing of concentrate shipments, partially offset by two fewer days in the quarter.
•Operating income declined 5%, which included items impacting comparability and an 11-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 7%, primarily driven by organic revenue (non-GAAP) growth and the timing of marketing investments.
•Value share in total NARTD beverages for the company was even as gains in the Philippines and Japan were offset by declines in Indonesia and India.

Bottling Investments
•Unit case volume declined 17%, largely due to the impact of refranchising bottling operations.
•Price/mix grew 3%, driven by pricing actions across markets.
•Operating income declined 24%, which included items impacting comparability, a 4-point currency headwind and the impact of refranchising bottling operations. Comparable currency neutral operating income (non-GAAP) declined 21%.

Outlook
The 2025 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2025 projected organic revenues (non-GAAP) to full year 2025 projected reported net revenues, full year 2025 projected comparable net revenues (non-GAAP) to full year 2025 projected reported net revenues, full year 2025 projected underlying effective tax rate (non-GAAP) to full year 2025 projected reported effective tax rate, full year 2025 projected comparable currency neutral EPS (non-GAAP) to full year 2025 projected reported EPS, or full year 2025 projected comparable EPS (non-GAAP) to full year 2025 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the exact timing and exact impact of acquisitions, divestitures and structural changes throughout 2025; the exact timing and exact amount of items impacting comparability throughout 2025; and the exact impact of fluctuations in foreign currency exchange rates throughout 2025. The unavailable information could have a significant impact on the company’s full year 2025 reported financial results.
Full Year 2025
Based on the current macroenvironment, the company is providing the following full year guidance.
The company expects to deliver organic revenue (non-GAAP) growth of 5% to 6%. — No Update
For comparable net revenues (non-GAAP), the company expects a 2% to 3% currency headwind based on the current rates and including the impact of hedged positions, in addition to a slight headwind from acquisitions, divestitures and structural changes. — Updated
The company’s operations are primarily local, however, it is subject to global trade dynamics which may impact certain components of the company’s cost structure across its markets. At this time, the company expects the impact to be manageable. — New
The company’s underlying effective tax rate (non-GAAP) is estimated to be 20.8% versus 18.6% in 2024. This includes the impact of several countries enacting the global minimum tax regulations and does not include the impact of ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail. — No Update
The company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 7% to 9%. — Updated
The company expects comparable EPS (non-GAAP) growth of 2% to 3%, versus $2.88 in 2024. — No Update
Comparable EPS (non-GAAP) percentage growth is expected to include a 5% to 6% currency headwind based on the current rates and including the impact of hedged positions, in addition to a slight headwind from acquisitions, divestitures and structural changes. — Updated
The company expects to generate free cash flow excluding the fairlife contingent consideration payment (non-GAAP) of approximately $9.5 billion. This consists of cash flow from operations excluding the fairlife contingent consideration payment (non-GAAP) of approximately $11.7 billion, less capital expenditures of approximately $2.2 billion. — No Update
Second Quarter 2025 Considerations — New
Comparable net revenues (non-GAAP) are expected to include an approximate 3% currency headwind based on the current rates and including the impact of hedged positions.
Comparable EPS (non-GAAP) percentage growth is expected to include a 5% to 6% currency headwind based on the current rates and including the impact of hedged positions.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.

•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales unless otherwise noted. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products, which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents), sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments after considering the impact of structural changes, if any. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2025 financial results were impacted by two fewer days as compared to first quarter 2024, and fourth quarter 2025 financial results will be impacted by one additional day as compared to fourth quarter 2024. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss first quarter 2025 operating results today, April 29, 2025, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	March 28, 2025	March 29, 2024	% Change
Net Operating Revenues	$11,129	$11,300	(2)
Cost of goods sold	4,163	4,235	(2)
Gross Profit	6,966	7,065	(1)
Selling, general and administrative expenses	3,234	3,351	(4)
Other operating charges	73	1,573	(95)
Operating Income	3,659	2,141	71
Interest income	180	246	(27)
Interest expense	387	382	1
Equity income (loss) — net	351	354	(1)
Other income (loss) — net	254	1,513	(83)
Income Before Income Taxes	4,057	3,872	5
Income taxes	722	687	5
Consolidated Net Income	3,335	3,185	5
Less: Net income (loss) attributable to noncontrolling interests	5	8	(36)
Net Income Attributable to Shareowners of The Coca-Cola Company	$3,330	$3,177	5
Basic Net Income Per Share[1]	$0.77	$0.74	5
Diluted Net Income Per Share[1]	$0.77	$0.74	5
Average Shares Outstanding	4,302	4,310	0
Effect of dilutive securities	11	12	(10)
Average Shares Outstanding Assuming Dilution	4,313	4,322	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	March 28, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$8,417	$10,828
Short-term investments	3,579	2,020
Total Cash, Cash Equivalents and Short-Term Investments	11,996	12,848
Marketable securities	1,791	1,723
Trade accounts receivable, less allowances of $509 and $506, respectively	4,091	3,569
Inventories	5,102	4,728
Prepaid expenses and other current assets	3,198	3,129
Total Current Assets	26,178	25,997
Equity method investments	18,369	18,087
Deferred income tax assets	1,311	1,319
Property, plant and equipment — net	10,431	10,303
Trademarks with indefinite lives	13,425	13,301
Goodwill	18,333	18,139
Other noncurrent assets	13,669	13,403
Total Assets	$101,716	$100,549
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$16,499	$21,715
Loans and notes payable	5,418	1,499
Current maturities of long-term debt	163	648
Accrued income taxes	1,728	1,387
Total Current Liabilities	23,808	25,249
Long-term debt	43,530	42,375
Other noncurrent liabilities	4,313	4,084
Deferred income tax liabilities	2,311	2,469
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	19,873	19,801
Reinvested earnings	77,189	76,054
Accumulated other comprehensive income (loss)	(16,482)	(16,843)
Treasury stock, at cost — 2,736 and 2,738 shares, respectively	(56,138)	(55,916)
Equity Attributable to Shareowners of The Coca-Cola Company	26,202	24,856
Equity attributable to noncontrolling interests	1,552	1,516
Total Equity	27,754	26,372
Total Liabilities and Equity	$101,716	$100,549

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	March 28, 2025	March 29, 2024
Operating Activities
Consolidated net income	$3,335	$3,185
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	267	262
Stock-based compensation expense	63	68
Deferred income taxes	95	(173)
Equity (income) loss — net of dividends	(264)	(58)
Foreign currency adjustments	50	17
Significant (gains) losses — net	(331)	(1,401)
Other operating charges	—	1,532
Other items	104	(59)
Net change in operating assets and liabilities	(8,521)	(2,845)
Net Cash Provided by (Used in) Operating Activities	(5,202)	528
Investing Activities
Purchases of investments	(2,507)	(2,552)
Proceeds from disposals of investments	1,005	444
Acquisitions of businesses, equity method investments and nonmarketable securities	(42)	(8)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	748	2,893
Purchases of property, plant and equipment	(309)	(370)
Proceeds from disposals of property, plant and equipment	8	14
Collateral (paid) received associated with hedging activities — net	(15)	(105)
Other investing activities	45	14
Net Cash Provided by (Used in) Investing Activities	(1,067)	330
Financing Activities
Issuances of loans, notes payable and long-term debt	5,436	2,285
Payments of loans, notes payable and long-term debt	(1,599)	(1,366)
Issuances of stock	159	290
Purchases of stock for treasury	(370)	(702)
Dividends	(89)	(99)
Other financing activities	(105)	(2)
Net Cash Provided by (Used in) Financing Activities	3,432	406
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	163	(138)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	(2,674)	1,126
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	11,488	9,692
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	8,814	10,818
Less: Restricted cash and restricted cash equivalents at end of period	397	375
Cash and Cash Equivalents at End of Period	$8,417	$10,443

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)
	March 28, 2025	March 29, 2024	% Fav. / (Unfav.)	March 28, 2025	March 29, 2024	% Fav. / (Unfav.)
Europe, Middle East & Africa	$2,657	$2,632	1	$1,065	$1,080	(1)
Latin America	1,477	1,530	(3)	904	945	(4)
North America	4,361	4,226	3	1,341	497	170
Asia Pacific	1,421	1,481	(4)	624	657	(5)
Bottling Investments	1,463	1,817	(20)	119	156	(24)
Corporate	26	31	(16)	(394)	(1,194)	67
Eliminations	(276)	(417)	34	—	—	—
Consolidated	$11,129	$11,300	(2)	$3,659	$2,141	71
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended March 28, 2025, intersegment revenues were $176 million for Europe, Middle East & Africa, $2 million for North America, $96 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended March 29, 2024, intersegment revenues were $197 million for Europe, Middle East & Africa, $2 million for North America, $216 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate,” “projected cash flow from operations excluding the fairlife contingent consideration payment,” “free cash flow,” “free cash flow excluding the fairlife contingent consideration payment” and “projected free cash flow excluding the fairlife contingent consideration payment” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments. In January, February and December 2024, the company refranchised our bottling operations in certain territories in India, and in February 2024, the company refranchised our bottling operations in Bangladesh and the Philippines. The impact of each of these refranchisings has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments for the three months ended March 28, 2025.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of fluctuations in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of fluctuations in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three months ended March 28, 2025 included the structural changes discussed above.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of fluctuations in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of fluctuations in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of fluctuations in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. “Free cash flow excluding the fairlife contingent consideration payment” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment and excludes the fairlife contingent consideration payment that was made in March 2025. “Projected cash flow from operations excluding the fairlife contingent consideration payment” is a non-GAAP financial measure that represents net cash provided by operating activities excluding the fairlife contingent consideration payment that was made in March 2025. “Projected free cash flow excluding the fairlife contingent consideration payment” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment and excludes the fairlife contingent consideration payment that was made in March 2025. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, transaction gains/losses including associated costs, and charges related to restructuring initiatives, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
debt securities, regardless of size. In addition, we provide the impact that fluctuations in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).
Asset Impairments
During the three months ended March 28, 2025, the company recorded an other-than-temporary impairment charge of $25 million in Latin America, primarily driven by the restructuring of a joint venture.
During the three months ended March 29, 2024, the company recorded a charge of $760 million related to the impairment of our BODYARMOR trademark, which was primarily driven by revised projections of future operating results and higher discount rates resulting from changes in macroeconomic conditions since the acquisition date.
Equity Investees
During the three months ended March 28, 2025 and March 29, 2024, the company recorded net charges of $8 million and $25 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months ended March 28, 2025, the company recorded a net gain of $331 million related to the sale of a portion of our ownership interest in Coca-Cola Europacific Partners plc, an equity method investee.
During the three months ended March 28, 2025 and March 29, 2024, the company recorded charges of $47 million and $765 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife. In March 2025, the company made the remaining milestone payment for fairlife.
During the three months ended March 29, 2024, the company recorded net gains of $599 million and $293 million related to the refranchising of our bottling operations in the Philippines and in certain territories in India, respectively. Additionally, the company recognized a net gain of $516 million related to the sale of our ownership interest in an equity method investee in Thailand. The company also incurred $7 million of transaction costs related to the refranchising of our bottling operations in certain territories in India and recorded a loss of $7 million related to post-closing adjustments for the refranchising of our bottling operations in Vietnam in 2023.
Restructuring
During the three months ended March 28, 2025 and March 29, 2024, the company recorded charges of $11 million and $36 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization as part of our productivity and reinvestment program.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended March 28, 2025 and March 29, 2024, the net impact of the company’s adjustment related to our economic hedging activities resulted in an increase of $47 million and a decrease of $80 million, respectively, to our non-GAAP income before income taxes.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized, unless individually significant. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months ended March 28, 2025 and March 29, 2024, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $44 million and a decrease of $131 million, respectively, to our non-GAAP income before income taxes.
Other
During the three months ended March 28, 2025, the company recorded a charge of $36 million related to non-U.S. pension curtailment and special termination benefits and a charge of $9 million related to an indemnification agreement entered into as a part of the refranchising of certain bottling operations.
During the three months ended March 28, 2025 and March 29, 2024, the company recorded net charges of $2 million and $3 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded charges of $3 million and $4 million, respectively, for the amortization of noncompete agreements related to the BODYARMOR acquisition in 2021. The company also recorded net charges of $3 million and $1 million, respectively, related to tax litigation expense.
Certain Tax Matters
During the three months ended March 28, 2025, the company recorded $19 million of excess tax benefits associated with the company’s stock-based compensation arrangements and net income tax expense of $14 million, primarily associated with return to provision adjustments. The company also recorded a net income tax benefit of $138 million for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items.
During the three months ended March 29, 2024, the company recorded $37 million of excess tax benefits associated with the company’s stock-based compensation arrangements and a net income tax benefit of $10 million, primarily associated with return to provision adjustments. The company also recorded a net income tax benefit of $12 million for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended March 28, 2025
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,129	$4,163	$6,966	62.6%	$3,234	$73	$3,659	32.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(47)	47
Restructuring	—	—	—		—	(11)	11
Other Items	87	32	55		—	(15)	70
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$11,216	$4,195	$7,021	62.6%	$3,234	$—	$3,787	33.8%

	Three Months Ended March 29, 2024
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,300	$4,235	$7,065	62.5%	$3,351	$1,573	$2,141	18.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(760)	760
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(772)	772
Restructuring	—	—	—		—	(36)	36
Other Items	(69)	2	(71)		—	(5)	(66)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$11,231	$4,237	$6,994	62.3%	$3,351	$—	$3,643	32.4%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(2)	(2)	(1)		(4)	(95)	71
% Currency Impact	(5)	(2)	(7)		(3)	—	(18)
% Change — Currency Neutral (Non-GAAP)	3	0	5		(1)	—	89

% Change — Comparable (Non-GAAP)	0	(1)	0		(4)	—	4
% Comparable Currency Impact (Non-GAAP)	(3)	(2)	(5)		(3)	—	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	3	1	5		(1)	—	10
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended March 28, 2025
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$387	$351	$254	$4,057	$722	17.8%	$3,330	$0.77
Items Impacting Comparability:
Asset Impairments	—	—	25	25	—		25	0.01
Equity Investees	—	8	—	8	—		8	—
Transaction Gains/Losses	—	—	(331)	(284)	(78)		(206)	(0.05)
Restructuring	—	—	—	11	3		8	—
Other Items	6	—	80	144	34		110	0.03
Certain Tax Matters	—	—	—	—	143		(143)	(0.03)
Comparable (Non-GAAP)	$393	$359	$28	$3,961	$824	20.8% [2]	$3,132	$0.73

	Three Months Ended March 29, 2024
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$382	$354	$1,513	$3,872	$687	17.7%	$3,177	$0.74
Items Impacting Comparability:
Asset Impairments	—	—	—	760	190		570	0.13
Equity Investees	—	25	—	25	—		25	0.01
Transaction Gains/Losses	—	—	(1,401)	(629)	(163)		(466)	(0.11)
Restructuring	—	—	—	36	9		27	0.01
Other Items	6	—	(131)	(203)	(48)		(155)	(0.04)
Certain Tax Matters	—	—	—	—	59		(59)	(0.01)
Comparable (Non-GAAP)	$388	$379	$(19)	$3,861	$734	19.0%	$3,119	$0.72

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	1	(1)	(83)	5	5		5	5
% Change — Comparable (Non-GAAP)	1	(5)	—	3	12		0	1
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended March 28, 2025
% Change — Reported (GAAP)	5
% Currency Impact	(9)
% Change — Currency Neutral (Non-GAAP)	14

% Impact of Items Impacting Comparability (Non-GAAP)	4
% Change — Comparable (Non-GAAP)	1
% Comparable Currency Impact (Non-GAAP)	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	6
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended March 28, 2025
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,657	$1,477	$4,361	$1,421	$1,463	$26	$(276)	$11,129
Items Impacting Comparability:
Other Items	16	48	3	20	—	—	—	87
Comparable (Non-GAAP)	$2,673	$1,525	$4,364	$1,441	$1,463	$26	$(276)	$11,216

	Three Months Ended March 29, 2024
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,632	$1,530	$4,226	$1,481	$1,817	$31	$(417)	$11,300
Items Impacting Comparability:
Other Items	(23)	(12)	(2)	(32)	—	—	—	(69)
Comparable (Non-GAAP)	$2,609	$1,518	$4,224	$1,449	$1,817	$31	$(417)	$11,231

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	1	(3)	3	(4)	(20)	(16)	34	(2)
% Currency Impact	(6)	(16)	0	(6)	(3)	0	—	(5)
% Change — Currency Neutral (Non-GAAP)	7	13	3	2	(16)	(16)	—	3
% Acquisitions, Divestitures and Structural Changes	0	0	0	(5)	(18)	0	—	(3)
% Change — Organic Revenues (Non-GAAP)	7	13	3	7	2	(16)	—	6

% Change — Comparable (Non-GAAP)	2	0	3	0	(20)	(16)	—	0
% Comparable Currency Impact (Non-GAAP)	(5)	(12)	0	(2)	(3)	0	—	(3)
% Change — Comparable Currency Neutral (Non-GAAP)	7	13	3	2	(16)	(16)	—	3
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended March 28, 2025
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,065	$904	$1,341	$624	$119	$(394)	$3,659
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	47	47
Restructuring	—	—	—	—	—	11	11
Other Items	19	48	(29)	20	(3)	15	70
Comparable (Non-GAAP)	$1,084	$952	$1,312	$644	$116	$(321)	$3,787

	Three Months Ended March 29, 2024
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,080	$945	$497	$657	$156	$(1,194)	$2,141
Items Impacting Comparability:
Asset Impairments	—	—	760	—	—	—	760
Transaction Gains/Losses	—	—	—	—	—	772	772
Restructuring	—	—	—	—	—	36	36
Other Items	(24)	(12)	—	(32)	(2)	4	(66)
Comparable (Non-GAAP)	$1,056	$933	$1,257	$625	$154	$(382)	$3,643

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(1)	(4)	170	(5)	(24)	67	71
% Currency Impact	(9)	(22)	(1)	(11)	(4)	1	(18)
% Change — Currency Neutral (Non-GAAP)	8	18	171	7	(20)	66	89

% Impact of Items Impacting Comparability (Non-GAAP)	(4)	(6)	165	(8)	1	51	67
% Change — Comparable (Non-GAAP)	3	2	4	3	(26)	16	4
% Comparable Currency Impact (Non-GAAP)	(6)	(16)	0	(4)	(5)	4	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	8	18	4	7	(21)	13	10
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Margin:
	Three Months Ended March 28, 2025	Three Months Ended March 29, 2024	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	32.88%	18.94%	1,394
Items Impacting Comparability (Non-GAAP)	(0.90)%	(13.50)%
Comparable Operating Margin (Non-GAAP)	33.78%	32.44%	134
Comparable Currency Impact (Non-GAAP)	(0.78)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	34.56%	32.44%	212
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.01)%	(0.09)%
Underlying Operating Margin (Non-GAAP)	34.57%	32.53%	204

Free Cash Flow (In millions):
	Three Months Ended March 28, 2025	Three Months Ended March 29, 2024	$ Change
Net Cash Provided by (Used in) Operating Activities (GAAP)	$(5,202)	$528	$(5,730)
Purchases of Property, Plant and Equipment (GAAP)	(309)	(370)	61
Free Cash Flow (Non-GAAP)	(5,511)	158	(5,669)
Plus: fairlife Contingent Consideration Payment	6,069	—	6,069
Free Cash Flow Excluding the fairlife Contingent Consideration Payment (Non-GAAP)	$558	$158	$400

Projected 2025 Free Cash Flow Excluding the fairlife Contingent Consideration Payment (In billions):
Year Ending December 31, 2025
Projected GAAP Net Cash Provided by Operating Activities	$5.6
Plus: fairlife Contingent Consideration Payment	6.1
Projected Cash Flow from Operations Excluding the fairlife Contingent Consideration Payment (Non-GAAP)	11.7
Projected GAAP Purchases of Property, Plant and Equipment	(2.2)
Projected Free Cash Flow Excluding the fairlife Contingent Consideration Payment (Non-GAAP)	$9.5

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Fuze Tea, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,””opportunity,” “ahead,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, unfavorable economic and geopolitical conditions, including the direct or indirect negative impacts of the conflict between Russia and Ukraine and conflicts in the Middle East; increased competition; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand our business in emerging and developing markets; an inability to successfully manage the potential negative consequences of our productivity initiatives; an inability to attract or retain specialized or top talent with perspectives, experiences and backgrounds that reflect the broad range of consumers and markets we serve around the world; disruption of our supply chain, including increased commodity, raw material, packaging, energy, transportation and other input costs; an inability to successfully integrate and manage our acquired businesses, brands or bottling operations or an inability to realize a significant portion of the anticipated benefits of our joint ventures or strategic relationships; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of processing and of certain ingredients, such as non-nutritive sweeteners, color additives and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; failure to digitalize the Coca-Cola system; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to successfully manage new product launches; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulas and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; an inability to protect our information systems against service interruption, misappropriation of data or cybersecurity incidents; failure to comply with privacy and data protection laws; evolving sustainability regulatory requirements and expectations; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products, decreased agricultural productivity and increased regulation of ingredient sourcing due diligence; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2024, which are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.